Exhibit 99.1

L I N C O L N    E L E C T R I C    H O L D I N G S ,    I N C .

22801 Saint Clair Avenue • Cleveland, Ohio 44117 • U.S.A.

N E W S • R E L E A S E

BRIAN D. CHAMBERS ELECTED TO LINCOLN ELECTRIC BOARD

CLEVELAND, Wednesday, February 16, 2022 — Lincoln Electric Holdings, Inc., (Nasdaq: LECO) today announced that Brian D. Chambers, 55, Chair and Chief Executive Officer of Owens Corning (NYSE: OC), has been elected to Lincoln Electric’s Board of Directors (the “Board”), effective February 16, 2022. He has been appointed to serve on the Audit and the Finance Committees. Mr. Chambers’ appointment expands Lincoln Electric’s Board to 13 directors, 12 of whom are independent, non-employee directors.

“We are pleased to welcome Brian Chambers to the Board and look forward to his guidance and many contributions,” said Christopher L. Mapes, Chairman, President and Chief Executive Officer. “Brian’s extensive leadership roles bring a global perspective and a strategic and innovative mindset that will enhance our focus on sustainability, and lend tremendous value in helping us advance our Higher Standard 2025 Strategy.”

Mr. Chambers was appointed Chief Executive Officer of Owens Corning, a global building and construction materials leader, in 2019 and elected Chair in 2020. He has served in a number of senior leadership roles during his over 17 years with the company. Mr. Chambers also held several commercial and operational roles outside Owens Corning at Saint-Gobain, Honeywell and BOC Gases. Mr. Chambers received his bachelor’s degree from Bowling Green State University and master’s degree from Northwestern University.

Business

Lincoln Electric is the world leader in the engineering, design, and manufacturing of advanced arc welding solutions, automated joining, assembly and cutting systems, plasma and oxy-fuel cutting equipment, and has a leading global position in brazing and soldering alloys. Lincoln is recognized as the Welding Expert™ for its leading material science, software development, automation engineering, and application expertise, which advance customers’ fabrication capabilities to help them build a better world. Headquartered in Cleveland, Ohio, Lincoln has 56 manufacturing locations in 19 countries and a worldwide network of distributors and sales offices serving customers in over 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at https://www.lincolnelectric.com.

Contact

Amanda Butler

Vice President, Investor Relations & Communications

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com